EXHIBIT 10.11

                       MEMORANDUM OF UNDERSTANDING BETWEEN
                    TEK DIGITEL CORPORATION AND ARELNET LTD.,
                              DATED MARCH 23, 2001

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                                                                   EXHIBIT 10.11

[Registrant has omitted proprietary and confidential information, as indicated by an asterisk "*", pursuant to Registrant's request for confidential treatment, filed with the Securities and Exchange Commission. Registrant has filed the confidential portion separately with the SEC in connection with the request for confidential treatment.]

                           MEMORANDUM OF UNDERSTANDING

     Summary of Discussion in Germantown between Arelnet and TEK DigiTel on
                        February 3 and February 4, 2001.

1.       Scope of this Agreement

         1.1. Arelnet's price to its customer must ensure a reasonable profit, based on equal gross profit, to both companies. The gross profit shall be equal for both companies (typically *% GP to Arelnet, and *% GP to TEK).

                  The following formula has been agreed upon and added in order to clarify any future confusion.

                  Arelnet transfer price = *
                  price = *

                  Therefore:
                  Sales price = *

                  and,
                  * = *

          For example:

                           * = *
                           * = *
                           Gross Profit = * = *

                  TEK sale price = * = *
                  Arelnet sales price = * = *

                  Gross profit to TEK = * = *
                  Gross profit to Arelnet = * = *

1.2. Since the gross margin calculation is based on TEK's cost and Arelnet's selling price, costs need to be clarified as follows:

         TEK Cost = manufacturing cost of a turnkey iGATE unit.

         TEK's overhead in managing the production and the packaging for shipping will not be included.

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          Arelnet sales price = net price to Arelnet, after Arelnet has disbursed all third party payments including commissions and fees to distributors, agents, partners, integrators, and assorted other bodies.

          TEK understands that the $* per unit end-user net price, being sold by Arelnet to certain customers may appear higher in the customer contract due to fees and commissions being paid.

          If units are manufactured in US and the shipping destination is Miami, TEK will pay for the shipping cost. If units are manufactured elsewhere other than the US, Arelnet will pay the shipping cost and necessary insurance.

          If units are manufactured by Arelnet appointed manufacturer, the shipping and insurance cost will be paid by Arelnet. If units are manufactured by Arelnet, the shipping and insurance cost will be Arelnet's responsibility.

1.3. Based on the equal gross profit formula, and since Arelnet has provided quotes to customers for $* per unit end-user sales price, TEK will sell to Arelnet the 4-port 2-LAN iGATE at a price of $*. Arelnet will attempt to sell the units at a higher price (but not below this price), in accordance to the formula in Section 1.1 above. In the event TEK reduces its manufacturing cost, the cost saving reduced down to $* will be retained by TEK. Any further cost savings will be shared by both companies.

1.4. Present prices are only for the "iGATE" product line produced by TEK DigiTel Corporation, as soon as Bill of Materials (BOM), overhead, cost, etc. have been defined for the other TEK products, they shall be added to the Agreement with the same basic terms as specified herein. Besides those "iGATE" products identified in Appendix A, the "iGATE" product line does not include any other hardware or software program offered by TEK as a product, such as DDA server. These products' pricing will be provided by TEK to Arelnet.

          The above items will be pre-programmed with the firmware version that is mutually agreed upon. Software updates will be provided on an as-needed basis. If Arelnet's customer pays for software upgrades, the profit will be shared by both companies.

1.5. TEK will have the right to review Arelnet's selling prices to its customers, and Arelnet will have the right to review TEK's BOM and costs, both in order to ensure the fair distribution of the Gross Profit as in Section 1.1 above.

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2.        Marketing and Sales Territory

          2.1. Arelnet will sell all over the world under the same terms. There is no exclusive sales' right being offered to Arelnet. There is also no exclusive sales' right being offered to TEK by Arelnet.

         2.2. TEK will be selling in Japan, Korea, Taiwan, China, Hong Kong and India. In these countries, Arelnet and TEK will attempt to minimize the possibility of both companies and/or their agents trying to sell to the same customer, and will try to maintain the highest possible price. Initial guideline price for end-user sales is $* per unit for the 4-port iGATE product and $* for the 2-port iGATE product. In the event that this price is not realistic in one or more countries, the companies will reassess this target price.

         2.3. Both Arelnet and TEK shall exchange the list of their major target customers from time to time in order to minimize the unnecessary conflict in the case when both companies are selling to the same customer, based on the Non-Compete clause in this Agreement. Appendix B is the customer list provided by Arelnet.

         Chimood to provide TEK's List

         2.4. Arelnet agrees to provide it's pricing of outstanding bid proposals to TEK per TEK request as reference for TEK's attempt to setting up a world wide pricing guidance. It is understood that that information is given to TEKI under NDA and Non-compete agreements.

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3.       Warrant Grant Plan

The following defines the terms and conditions for the warrant grant.

         3.1 Arelnet will be given 7 Warrants to purchase TEK common stock pursuant to the following table and terms:

-------------------------- ----------------------- --------------- ----------------------- ------------------------------
Number of Units in P.O.          TEK Equity        Warrant Price         Grant Date           Effective Vesting Terms
-------------------------- ----------------------- --------------- ----------------------- ------------------------------
First 5,000 units           1.6 Million shares     $0.70           On day of PO that       Upon the earlier of:
                                                                   cumulatively exceeds    1.   Payment of PO by
                                                                   the unit number              Arelnet
                                                                   indicated in column 1.  2.   Non-delivery by TEK
                                                                                                90 days after scheduled
                                                                                                delivery date
-------------------------- ----------------------- --------------- ----------------------- ------------------------------
Next 10,000 units          1.6 Million shares      $0.90           Same                    Same
-------------------------- ----------------------- --------------- ----------------------- ------------------------------
Next 15,000 units          1.6 Million shares      $1.10           Same                    Same
-------------------------- ----------------------- --------------- ----------------------- ------------------------------
Next 20,000 units          2.0 Million shares      $1.20           Same                    Same
-------------------------- ----------------------- --------------- ----------------------- ------------------------------
Next 25,000 units          1.6 Million shares      $1.30           Same                    Same
-------------------------- ----------------------- --------------- ----------------------- ------------------------------
Next 25,000 units          1.6 Million shares      $1.40           Same                    Same
-------------------------- ----------------------- --------------- ----------------------- ------------------------------
Next 50,000 units          2.0 Million shares      $1.50           Same                    Same
-------------------------- ----------------------- --------------- ----------------------- ------------------------------

3.1. Each warrant has an exercise period of 3 years starting from the date the warrant was vested.

3.2. In the event that TEK is acquired or receives a controlling investment by an outside investor or company, Arelnet can exercise all its non-vested Warrants .

Notes:

o P.O., in the context of the granting of stock options, means a firm P.O. which has been paid by Arelnet upon delivery of the units, in accordance with the Terms and Conditions in Section 4 - Payment Terms.

o Arelnet is granted on-demand registration right for a one time registration for all warrants after the first warrant is vested.

o If the registration process, requested by Arelnet, occurs within two years starting from the first warrant vesting date; Arelnet will share with TEK 50% of the total registration

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         expenses incurred. If the registration occurs after the above mentioned two years period, TEKI will pay all such expenses.

In case that Arelnet intends to sell its vested and exercised shares, it should inform TEK, in writing. TEK needs to respond within 14 days whether it will purchase shares from Arelnet or not.

o TEK equity is based on the current approximately 40M outstanding shares of common stock fully diluted (1% is around 400,000 common shares). TEK will provide the exact number of the total diluted shares before the final agreement is finished.

4.       Payment Terms

         4.1 Arelnet will issue a transferable Letter of Credit for $760,000 to cover * units as part of the initial order and begin manufacturing. The detail of the LC is to be determined by both companies together.

         4.2 The payment terms will be Net 30 days for the first * units (after deducting the LC for the first * units as described in Section 4.1 above) after receiving the shipment and acceptance test approved by Arelnet. The payment term for the next * units shipped shall be a Net 60 days term. Payment term for any other additional orders shall be defined later by both companies, but in no event shall they be shorter than the terms Arelnet had to give its customers.

5.       Right to Manufacture

         5.1. Due to the great importance of the success of this project, Arelnet needs to find a second manufacturing source for the products, therefore Arelnet will look for additional alternative manufacturers for TEK's products. These additional alternative manufacturers will have to meet TEK requirements as to certification, capabilities, and price. TEK will immediately start the process of appointing another manufacturer that meets with Arelnet's requirement and approval (such as Motorola, Arad or Flextronics, for example).

                  Arelnet can have TEK manufacture at least part of its requirements at these alternative manufacturing facilities. If so, TEK can supervise this manufacturing operation at any time, and may request to check any and all records to ensure that all quantities are as ordered and agreed upon.

         5.2. Arelnet has an option to purchase the iGATE manufacturing license, which includes the object code and hardware design, BOM and production files. In order to exercise this

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                  option, Arelnet will pay TEK a one-time fee of $200,000 and an additional per unit of royalty fee of $40 per each iGATE unit manufactured by Arelnet under this license. In case that TEK has not yet completed its royalty payments for 40,000 ports to Telogy, Arelnet will pay these royalties through TEK.

         5.3. Upon any of the following conditions this option will be automatically granted for a period of 18 months to allow Arelnet to do its own manufacturing under the manufacturing license.

         (i) TEK merger and/or acquisition and/or investment by an Arelnet competitor,
         (ii) TEK default, bankruptcy, or any other financial condition that would trigger the escrow release.

         TEK will make sure that Arelnet will receive the manufacturing right during the negotiation of a merger, buy-out or investment by Arelnet's competitor; otherwise, TEK will not pursue the said actions.

6.       Escrow

6.1. ESCROWED MATERIALS VALIDATION: In order to ensure the accuracy of the Escrow while maintaining full protection for TEK's intellectual property, Arelnet will appoint a 3rd party examiner to review the contents and accuracy of the escrow. This outside examiner will sign independent Non-Disclosure Agreements with both Arelnet and TEK, and shall provide written certification that the contents of the escrow are complete and accurate. If the examiner finds one or more items to be missing or incomplete, TEK will provide the required changes and submit them to the examiner for review and final certification.

         Arelnet and TEK had appointed Mr.Yoram Pollak to review the files. A report and notes were submitted to both parties. TEK will correct the "needed to improve" items.

6.2. TRAINING: In addition to the escrow (source and object code, hardware BOM, manufacturing files, engineering files in soft and hard copies, and final testing procedures), and the terms written in the proposed agreement, TEK will provide Arelnet with two months detailed training in its code, materials, and manufacturing as part of its Escrow commitment.

6.3. KEY PEOPLE: In case of liquidation or bankruptcy of TEK, Chimood, Ke-Ou and Thomas agree to be employed by Arelnet for at least 12 months to support iGATE product for the software support, hardware support and production support. For the purposes of this section, "liquidation" shall not mean a merger, acquisition or buy-out by a non-competing third-party.

6.4. DELIVERY CONTINUATION BY ARELNET: In case this escrow is triggered, all the manufacturing of TEK products to Arelnet will continue as before under Arelnet

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         responsibility. Arelnet will pay TEK, or its survivors, royalties as specified in Section 5, above. TEK will facilitate access to all tools and software to enable fixes, service and enhancements to Arelnet's clients.

6.5. RIGHT TO USE ESCROWED MATERIAL: The escrow will be triggered by TEK's insolvency, liquidation, bankruptcy, or any other major financial problem or by any of the following: TEK's inability to deliver ordered products 30 days beyond the TEK agreed upon delivery dates.

6.6. The right for Arelnet to use the Escrowed properties is Non-exclusive right.

6.7.     DELIVERY DATES

--------- ---------------- ----------------- --------------------- -----------
             TYPE                QTY              DATE              Notes
--------- ---------------- ----------------- --------------------- -----------
1         4RJ11+2LAN              *            March 9, 2001
--------- ---------------- ----------------- --------------------- -----------
3         4RJ11+2LAN              *            March 16, 2001
--------- ---------------- ----------------- --------------------- -----------
4         4RJ11+2LAN              *            March 20, 2001
--------- ---------------- ----------------- --------------------- -----------
5         4RJ11+2LAN              *            March 23, 2001
--------- ---------------- ----------------- --------------------- -----------
6         4RJ11+2LAN              *            March 23, 2001
--------- ---------------- ----------------- --------------------- -----------

7.       Support and Bug Fixes

         7.1. TEK will solve or fix critical bugs within 7 working days of being made aware of such critical bugs by Arelnet or Arelnet's clients. In the event that the bug is not fixed within this specified period, Arelnet can appoint its own or third-party persons to fix the problem, and TEK will make any and all source codes available for this purpose. TEK agrees to abide by the same escalation and punitive schedule as that given to Arelnet by its customer upon TEK's confirmation of the performance specifications of the network.

8.       Treatment of Order Forecast and Additional Orders

         8.1. Arelnet will issue TEK with a rolling 90-day forecast each month, prior to issuing any firm PO. Prior to each calendar quarter Arelnet and TEK will discuss production plans for the upcoming quarter. Arelnet will make a best effort to inform TEK of any changes in production plans at least 90 days in advance. Both Parties realize that in many cases this will not be possible due to market pressure, in which case they will make an effort to supply the changed quantities.

         8.2. Following the LC issued in March 2001 to cover the first scheduled delivery of * units in March 2001, Arelnet shall issue a rolling LC prior to the next delivery for the

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                  amount of $300,000 each month to TEK for delivery of * units per year with * units per month delivery schedule.

                  Arelnet can order additional units as required, without regard to the * units mentioned here for 90 days delivery. Also, until the first * 4-port units are delivered in March, TEK will continue supplying * 2-port units per week as until now.

9.       Logistic Support

                  Final inspection, packing and shipping will be done by TEK, Arelnet may send inspection and/or supervision to ensure proper procedure.

                  Equipment returned for repair (RMAs) will be sent directly to TEK's facilities, as a "Arelnet warehouse".

                  TEK must provide a full repair facility with turn-around time of less than 10 working days per returned iGATE.

                  Any maintenance work performed after the initial 1-year warranty period shall follow the guidance of the maintenance contract or procedure which is to be determined at a later date by both companies.

                  TEK will set-up an integration lab which will include, at least, Arelnet and Cisco equipment to simulate real customer environments.

10.      Integration and Development Support

                  TEK must perform all the required changes and development as sent by Yaron Pukach on December 2000, by the dates specified by Yaron.

                  TEK must send Arelnet 6 4-port units this week for preliminary testing and integration with Arelnet GW and GK.

11.      Non-Compete Agreement

                  TEK and/or its agents agrees not to compete with Arelnet and/or its agents in trying to sell product to those customers who have enabled Arelnet to extend the purchase order (or orders) to TEK. Both parties disclose to each other the list of active sales accounts. On a bi-weekly basis this list will be updated.

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12.      MGCP Development

         12.1. Arelnet will negotiate with Telogy and purchase a MGCP license and/or SDK from TI/Telogy. Arelnet will then allow TEK use of this license and/or SDK (as an "affiliated company") to develop MGCP support as defined in Yaron's document in Section 11, for Arelnet to provide to its customers.

         12.2. In the event that TEK wants to sell MGCP products to other customers, the Parties agree to negotiate terms for TEK's repayment to Arelnet for the use of its licenses and/or rights.

13.      No Limitation

                  There will be no limitation on either TEK or Arelnet for either development, sales, marketing, additional business partnerships or arrangements (within the limitations of mutual NDA that the two companies have signed).

14.      Termination of the OEM Agreement

         14.1. The Agreement will be valid for a period of 3 years starting from the date the initial MOU was signed (01/05/2001). It is renewable automatically each year, unless a written termination notice is issued by one of the parties 30 days prior to the termination date.

         14.2. Termination terms, such as the treatment of the warrant granting, to be determined by the legal entities.

         14.3. NO-CAUSE termination This MOU Agreement and the resulting OEM Agreement can be terminated by any one of the parties with 120 days advance notice.

         14.4. FOR-CAUSE termination. If termination is for cause (this means non-payment, cheating, stealing, or any such thing) then it is done with only 30 days advance notice.

                  Let the LEGALS define it better.

15.      Expiration of This MOU

                  This MOU expires within 60 days after signing this MOU by a final signed copy of the resulting Agreement from both companies. If a final agreement is not reached on or before the specified deadline, this MOU expires automatically after the aforementioned Period, unless both parties mutually agree to extend the date.

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16.      Authorizations

         16.1. TEK certifies to Arelnet that it is the owner of its technologies (except for the licensed items from Telogy and RadVision) and it is authorized to sell, license and market these products.

         16.2. TEK and Arelnet certify that the signatories to this Agreement are duly authorized to sign this and enter into this MOU.

17.      Examination of the Agreement

                  This MOU is subject to the approval of each party's board of directors. The parties will need to sign a definitive agreement within 60 days after signing this MOU.

18.      Supercedes Previous Agreements

                  This MOU supersedes and replaces all previous MOUs, and Agreements whether written or oral, except for the Mutual Non-Disclosure Agreement signed on July 2000, which shall survive this MOU and any following OEM Agreement.

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For TEK DigiTel

/s/ Enghe Chimood          /s/ Thomas Yang           3/23/01
------------------         -----------------
Enghe Chimood              Thomas Yang
CEO and Founder            COO and Founder

For Arelnet

/s/ Amichai Sobol          /s/ Izhak Gross
-------------------        -------------------
Amichai Sobol              Izhak Gross
CEO, Arelnet               Chairman of the Board

Date:  March 23, 2001

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